Exhibit 99.1

Ducommun Incorporated press release issued February 26, 2003 regarding fourth quarter 2003 results

[LOGO OF DUCOMMUN]

DUCOMMUN INCORPORATED

CONTACT:	Joseph C. Berenato

Chairman, President and Chief Executive Officer

(562) 951-1751

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS EARNINGS FOR THE FOURTH

QUARTER AND YEAR ENDED DECEMBER 31, 2002

LOS ANGELES, California (February 26, 2003) – Ducommun Incorporated (NYSE:DCO) today reported earnings for the fourth quarter and year ended December 31, 2002.

Sales for the fourth quarter of 2002 were $50.3 million, compared to $57.5 million for the fourth quarter of 2001. Net income for the fourth quarter of 2002 was $0.5 million, or $0.05 per diluted share, compared to net income of $4.5 million, or $0.46 per diluted share, for the fourth quarter of 2001.

Sales for the year 2002 were $212.4 million, compared to $212.7 million for 2001. Net income for the year 2002 was $6.5 million, or $0.65 per diluted share, compared to net income of $14.6 million, or $1.50 per diluted share, last year.

Net income for the fourth quarter of 2002 included an after-tax provision of approximately $0.6 million, or $0.06 per diluted share, for estimated future losses on new contracts, and an after-tax provision of approximately $1.9 million, or $0.19 per diluted share, for increases in the warranty and inventory reserves for the Apache helicopter blade program. Net income for the fourth quarter of 2002 included an after-tax loss from discontinued operations of less than $0.1 million, or $0.01 per diluted share, related to the Company’s Brice Manufacturing Company, Inc. subsidiary (“Brice”), compared to an after-tax loss from discontinued operations of $0.7 million, or $0.08 per diluted share, in the fourth quarter of 2001.

Net income for the year 2002 included an after-tax provision of approximately $1.4 million, or $0.14 per diluted share, for estimated future losses on new contracts, and an after-tax provision of approximately $1.9 million, or $0.19 per diluted share, for increases in the warranty and inventory reserves for the Apache helicopter blade program. Net income for the year 2002 included an after-tax loss from discontinued operations of approximately $1.1 million, or $0.11 per diluted share, related to Brice, compared to an after-tax loss from discontinued operations of $1.5 million, or $0.16 per diluted share, in the year 2001. Net income for the year 2002 included an after-tax noncash charge of $2.3 million, or $0.23 per diluted share, related to the cumulative effect of a change in accounting principle to reflect the impairment of goodwill attributable to Brice.

Net income for both the fourth quarter and full-year of 2002 was also adversely affected by the drop in sales (adjusted for acquisitions), the impact of spreading fixed overhead costs over a smaller sales volume, and increasing pricing pressures on both new contracts and renewals of existing contracts. In addition, net income declined due to several factors including additional provisions at Ducommun AeroStructures for estimated future losses on new contracts placed into production during 2002, and quality issues with the Company’s Apache helicopter blade program, for which an increase in the warranty reserve and an increase in inventory reserves were recorded.

Sales for the fourth quarter of 2002 decreased 12.5 percent from the fourth quarter of 2001, primarily as a result of a decline in commercial aircraft build rates. The Company’s mix of business in the fourth quarter of 2002 was approximately 62 percent military, 35 percent commercial and 3 percent space, compared to 47 percent military, 50 percent commercial and 3 percent space in the fourth quarter of 2001.

Sales for the year 2002 were flat compared to 2001, despite the full year benefit of the acquisitions of Composite Structures and Fort Defiance. Excluding these acquisitions, sales decreased 12 percent in 2002 compared to 2001. The Company’s mix of business in 2002 was approximately 58 percent military, 38 percent commercial, and 4 percent space, compared to 44 percent military, 51 percent commercial and 5 percent space in 2001.

Sales and net income for the fourth quarter and full-year of both 2002 and 2001 reflect the reclassification as a discontinued operation of Brice, which was sold in October 2002.

Joseph C. Berenato, chairman, president and chief executive officer, stated: “2002 was certainly a disappointing year. Poor performance at Ducommun AeroStructures overshadowed a good year at Ducommun Technologies, which serves primarily the military market. Nevertheless, cash flow from operations remained strong, allowing us to reduce indebtedness by over $26 million in 2002. We are working hard at Ducommun

AeroStructures to reduce our cost structure through headcount and facility footprint reductions.”

Founded in 1849, Ducommun Incorporated manufactures components and assemblies for the aerospace industry.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2002 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

	Three Months Ended		Year Ended
	December 31, 2002	December 31, 2001	December 31, 2002	December 31, 2001
Net Sales	$50,263,000	$57,461,000	$212,446,000	$212,744,000

Operating Costs and Expenses:
Cost of Goods Sold	43,693,000	41,379,000	170,913,000	156,548,000
Selling, General & Administrative Expenses	5,344,000	7,121,000	24,397,000	25,419,000
Goodwill Amortization Expense	—	778,000	—	3,220,000

Total	49,037,000	49,278,000	195,310,000	185,187,000

Operating Income	1,226,000	8,183,000	17,136,000	27,557,000
Interest Expense	(290,000)	(486,000)	(1,632,000)	(2,369,000)
Income Tax Expense	(337,000)	(2,427,000)	(5,582,000)	(9,073,000)

Income from Continuing Operations	599,000	5,270,000	9,922,000	16,115,000
Loss From Discontinued Operation	(58,000)	(746,000)	(1,092,000)	(1,512,000)
Effect of Accounting Change, Net	—	—	(2,325,000)	—

Net Income	$541,000	$4,524,000	$6,505,000	$14,603,000

Basic Earnings Per Share:
Income From Continuing Operations	$0.06	$0.55	$1.01	$1.67
Loss From Discontinued Operation	(0.01)	(0.08)	(0.11)	(0.16)
Effect of Accounting Change, Net	—	—	(0.24)	—

Basic Earnings Per Share	$0.05	$0.47	$0.66	$1.51

Diluted Earnings Per Share:
Income From Continuing Operations	$0.06	$0.54	$0.99	$1.66
Loss From Discontinued Operation	(0.01)	(0.08)	(0.11)	(0.16)
Effect of Accounting Change, Net	—	—	(0.23)	—

Diluted Earnings Per Share	$0.05	$0.46	$0.65	$1.50

Weighted Averaged Number of Common Shares Outstanding:
Basic	9,864,000	9,683,000	9,806,000	9,662,000
Diluted	9,936,000	9,730,000	9,954,000	9,726,000

Data above have been reclassified to reflect Brice Manufacturing as a discontinued operation.

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